Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES AWARD OF CONTRACT FOR DESIGN-BUILD OF MITSUBISHI REGIONAL JET TAILCONE

First Design-Build Project Will Utilize Wide Range of Capabilities

ST. LOUIS, Jan. 25, 2010 – LMI Aerospace, Inc. (NASDAQ:  LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced that it has signed a long-term supply agreement with Mitsubishi Aircraft Corporation (MJET) to design and build the tailcone section of the new Mitsubishi Regional Jet (MRJ).  The MRJ is expected to enter into service in 2014.

LMI will participate in the entire product life cycle, from the joint development phase through sustaining production and beyond.  This effort will entail design, analysis, certification support, tool design/fabrication and test support, culminating in full-rate manufacturing and spares production.  The program is expected to require approximately 100,000 hours of engineering development and analysis before reaching recurring production.  The effort for non-recurring services and tooling will be funded through a series of milestone-based payments.  The first unit delivery of the tailcone structure to MJET is planned in the third quarter of 2011.

“By combining the talent and skills of our Engineering Services and Aerostructures segments, we have won our first major design-build project on the exciting new MRJ,” said Ronald S. Saks, Chief Executive Officer of LMI.  “LMI has been pleased with the work relationship with MJET during preliminary design efforts, which began in the third quarter of 2009.”

“With the acquisition of D3 Technologies in 2007, LMI began reshaping its strategic direction to provide customers a turn-key capability to design and manufacture aerospace structures,” Saks said.  “This new award will require LMI to use the full scope of our capabilities, from primary skills of engineering, manufacturing and supply-chain management to our recent investment in product life-cycle management software and broadly expanded project management resources.”

LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures segment, the company primarily fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2009 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.